Exhibit 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-75010 of Nassda Corporation on Form S-8 of our report dated October 18, 2002 (December 11, 2002 as to the second paragraph in Note 11), appearing in this Annual Report on Form 10-K of Nassda Corporation for the year ended September 30, 2002.

/S/    DELOITTE & TOUCHE LLP

San Jose, California
December 18, 2002